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                                                                   EXHIBIT 10.18

                                 AMENDMENT NO. 1
                                       TO
                       NASTECH PHARMACEUTICAL COMPANY INC.
            AMENDED AND RESTATED 2000 NONQUALIFIED STOCK OPTION PLAN

     Pursuant to the resolutions adopted by the Board of Directors of Nastech Pharmaceutical Company Inc. (the "Company") on January 23, 2006, the following amendments to the Amended and Restated Nastech Pharmaceutical Company Inc. 2000 Nonqualified Stock Option Plan are hereby adopted effective as of January 23, 2006:

1. Paragraph 6(c) is hereby deleted in its entirety and replaced with the following:

          "(c) Payment. Stock options may be exercised in whole or in part by payment of the exercise price of the shares to be acquired in accordance with the provisions of the Grant Agreement, and/or such rules and regulations as the Committee may have prescribed, and/or such determinations, orders, or decisions as the Committee may have made. Payment may be made in cash (or cash equivalents acceptable to the Committee) or, with the prior approval of the Corporation's compliance officer, which officer shall have sole discretion whether or not to give, in shares of Common Stock or a combination of cash and shares of Common Stock, or by such other means as the Committee may prescribe. The Fair Market Value of shares of Common Stock delivered on exercise of stock options shall be determined as of the date of exercise. Shares of Common Stock delivered in payment of the exercise price may be previously owned shares or, with the prior approval of the Corporation's compliance officer, which officer shall have sole discretion whether or not to give, the shares that are being acquired upon exercise of the stock option; provided, however, that any person who is a reporting person for purposes of Section 16 of the Exchange Act may only deliver shares that are being acquired upon exercise of the stock option in this manner if at least six months has elapsed from the date on which the option was granted to such person. Any fractional share will be paid in cash. The Corporation may make or guarantee loans to grantees to assist grantees in exercising stock options and satisfying any related withholding tax obligations.

          If the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Committee, subject to such limitations as it may determine, may authorize payment of the exercise price, in whole or in part, by delivery of a properly executed exercise notice, together with irrevocable instructions, to: (i) a brokerage firm to deliver promptly to the Corporation the aggregate amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations that may arise in connection with the exercise, and (ii) the Corporation to deliver the certificates for such purchased shares directly to such brokerage firm."

2. Paragraph 7 is hereby deleted in its entirety and replaced with the following:

          "7. Withholding of Taxes. The Corporation may require, as a condition to the exercise of an Option granted under the Plan (hereinafter collectively referred to as a "taxable event"), that the grantee pay to the Corporation, in cash or, with the prior approval of the Corporation's compliance officer, which officer shall have sole discretion whether or not to give, in shares of Common Stock, including shares acquired upon exercise of an Option, valued at Fair Market Value on the date as of which the withholding tax liability is determined, any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan. The Corporation, to the extent permitted or required by law, shall have the right to deduct

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     from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes. Any person that is subject to Section 16 of the Exchange Act may not surrender shares to satisfy tax withholding obligations if such surrender would not be in compliance with applicable provisions of Rule 16b-3(e) of the Exchange Act."